Exhibit 7

                                ESCROW AGREEMENT

         ESCROW AGREEMENT (the "Agreement") made and entered into as of this 2nd day of June, 1997, by and among PUBLIC SERVICE COMPANY OF OKLAHOMA, an Oklahoma corporation (the "Purchaser"); DR. L. J. YBARRONDO, and certain of his Related Trusts and Family Members listed on Schedule A hereto (collectively and individually, "Sellers"); and FIRST UNION NATIONAL BANK OF VIRGINIA (the "Escrow Agent"), regarding the purchase and sale of certain Common Stock of SCIENTECH, Inc., an Idaho corporation ("the Company").

                              W I T N E S S E T H:
         In consideration of the mutual promises, covenants, and conditions hereinafter set forth, the parties agree as follows:

         1.       Recitals.

                  (a) Purchaser and Sellers have entered into a certain Stock Purchase Agreement of even date (the "Purchase Agreement"), wherein Purchaser has agreed to purchase and certain of the Sellers have agreed to sell 70,000 shares of Class A Voting Common Stock and 436,000 shares of Class B Nonvoting Common Stock for a purchase price of $3,036,000 (the "Purchase Price"), which shall be paid to Sellers in proportion to their ownership of Common Stock as set forth in Schedule A.

                  (b) The purchase, sale and transfer under the Purchase Agreement is subject to and contingent upon approval by the Securities and Exchange Commission ("SEC") under the Public Utilities Holding Company Act of 1935, as amended, as provided for in the Purchase Agreement.

                  (c) Under the terms of the Purchase Agreement, the purchase, sale and transfer of the subject shares may not be completed until the approval described in Section 1(b) is obtained.

                  (d) The parties desire to escrow all such shares of Common Stock and the Purchase Price with Escrow Agent pending such approval.

                  (e) The Escrow Agent has agreed to hold such shares and funds and dispense of the property pursuant to the terms and conditions stated herein.

         2. Deposit of Purchase Price. Upon execution and delivery of this Agreement, Purchaser shall forward to the Escrow Agent copies of the executed Purchase Agreement and all Related Agreements (as defined in the Purchase Agreement), and a cashier's check or wire transfer in the amount of the Purchase Price (i.e., $3,036,000). The Escrow Agent will hold such funds received by it in a special account (the "Escrow Fund") entitled "Scientech 1997 Purchase Agreement," and will maintain records of the funds deposited pursuant hereto.

         3. Deposit of Escrow Shares. Upon the execution and delivery of this Agreement, Sellers shall deliver to the Escrow Agent certificates representing an aggregate of 506,000 shares of Common Stock of the Company (collectively, the "Escrow Shares"). Such certificates shall be accompanied by stock assignments separate from the certificates, properly endorsed in favor of Purchaser. Upon the effectiveness of the amendment to the Company's Articles of Incorporation, as contemplated by the Purchase Agreement, the Escrow Shares shall become 506,000 shares of Class A Voting Common Stock of the Company. The Sellers shall also furnish a request to the Company to convert 436,000 of the Escrow Shares into a like number of shares of Class B Nonvoting Common Stock pursuant to the terms of Section 7(a). The Escrow Agent shall hold the Escrow Shares and stock assignments pending receipt of instructions pursuant to Section 7.

         4. Deposit of Additional Shares. In the event that the Company shall issue, whether by way of stock dividend, stock split or otherwise, any additional common or preferred stock or other securities as a result of or attributable to the registered ownership of the Escrow Shares, such common or preferred stock or other securities shall constitute part of the "Escrow Shares" under this Agreement and, if the same are received by Sellers, they will immediately upon receipt thereof deposit and deliver the same to Escrow Agent, together with stock assignments properly signed in favor of Purchaser.

         5.       Investment of Escrow Fund.

                  (a) The Escrow Agent will invest the Escrow Fund, and any interest or income earned from the Escrow Fund, in (i) direct obligations of the United States of America, and (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or a money market fund that invests exclusively in said investments. The Escrow Agent shall not invest any funds in commercial paper. The maturity date of such investment shall not exceed 30 days from the date of such investment or reinvestment. All interest or other income earned by virtue of such investment shall be hereafter referred to as "Escrow Income."

                  (b) In the event that the Company shall issue any cash dividends on the Escrow Shares during the term of this Agreement, such dividends shall be retained by the Escrow Agreement as "Escrow Dividends" under this Agreement and, if the same is received by Sellers, they will immediately upon receipt thereof deposit and deliver the same to Escrow Agent.

         6. Voting Rights to Escrow Shares. Sellers shall retain all voting rights with respect to the Escrow Shares during the term of this Agreement. Purchaser shall have no rights whatsoever with respect to the Escrow Shares except such rights as may attach, pursuant to Section 7, upon receipt by the Purchaser of SEC approval of the transactions contemplated by the Purchase Agreement, as provided in the Purchase Agreement.

          7. Payment of Escrow Fund and Delivery of Escrow Shares. Subject to the conditions set forth below, the Escrow Agent shall liquidate all investments and pay and disburse the Escrow Fund and the Escrow Shares, as follows:

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                  (a) Upon receipt of notice by  Purchaser  that SEC approval of the transactions contemplated by the Purchase Agreement has been obtained as provided in the Purchase Agreement, the Escrow Agent shall deliver to the Company the certificates representing the Escrow Shares, together with the Sellers' signed stock assignments and request for conversion of 436,000 shares of Class A Voting Common Stock into a like number of Class B Nonvoting Common Stock, and upon the Escrow Agent's receipt of certificates representing 70,000 shares of Class A Voting Common Stock, 436,000 shares of Class B Nonvoting Common stock, and such additional shares or securities that may have been deposited with the Escrow Agent pursuant to Section 4, each in the name of Purchaser (the "Purchased Securities"), Escrow Agent shall promptly deliver:

                           (i) to the Sellers, the Escrow Fund and all Escrow Income; and

                           (ii)to the Purchaser, the certificates evidencing
the Purchased Securities and all Escrow Dividends.

                  (b) Upon receipt of notice by Purchaser that SEC approval has been denied, or in the event approval is neither obtained nor denied within 75 days from the date hereof (or such later date as may be agreed to in writing by Purchaser and Dr. L.J. Ybarrondo and communicated to Escrow Agent), the Escrow Agent shall promptly deliver:

                           (i) to the Purchaser, the Escrow Fund and all Escrow Income; and

                           (ii) to the Sellers, the certificates representing the Escrow Shares, all accompanying stock assignments and requests for conversion, and all Escrow Dividends.

         8. Delivery Instructions. All deliveries by the Escrow Agent hereunder shall be made to the recipient's address provided below unless the Escrow Agent shall receive written instructions from the recipient at least five (5) days prior to the date delivery is to be made.

         9. Allocation of Purchase Price and Escrow Income Among Sellers. In the event of payment of the Escrow Fund and the Escrow Income pursuant to Section 7(a), the Sellers shall be entitled to their pro rata share of the Escrow Fund and the Escrow Income based upon their respective share ownership of Escrow Shares, as set forth in Schedule A. No Seller shall receive any Escrow Income until each Seller has furnished a duly executed IRS Form W-9 to the Escrow Agent.

         10. Limitation of Liability of the Escrow Agent. The Escrow Agent, as part of the consideration for acceptance of this escrow agreement, shall not be liable for any acts or omissions done in good faith or for any claims, demands, losses or damages made or suffered by any party to this Agreement, excepting such as may be arrived at through or caused by its willful misconduct or gross negligence.

          11. Expenses of Escrow Agent. The Escrow Agent shall be entitled to reimbursement of its normal out-of-pocket expenses including, but not by way of limitation, the fees and costs of attorneys or agents which it may find necessary to engage in performance of its duties hereunder, all to be paid by Purchaser; and the Escrow Agent shall have, and is hereby granted, a prior lien upon any property, cash or assets held hereunder, with respect to its unpaid fees and nonreimbursed expenses, superior to the interests of any other persons or entities.

         12. Fee of Escrow Agent. A fee of $2,000.00 will be paid by the Purchaser to the Escrow Agent as compensation for its services hereunder. It is further agreed that a reasonable additional compensation will be paid to the Escrow Agent by Purchaser for any unusual, extraordinary services that may be required to render hereunder.

          13. Protection of Escrow Agent. In consideration of this escrow by Escrow Agent, Escrow Agent, Purchaser and Sellers agree that:

                  (a) Purchaser and Sellers may examine the Escrow Fund, the Escrow Shares, the Escrow Dividends, the Escrow Income, or the accounts or other records of the Escrow Agent relating thereto, at any time during business hours at the office of Escrow Agent.

                  (b) Escrow Agent's duties and responsibilities shall be limited to those expressly set forth in this Agreement, and Escrow Agent shall not be subject to, nor obliged to recognize, any other agreement between, or direction or instruction of, any or all of the parties hereto even though reference thereto may be made herein; provided, however, this Agreement may be amended at any time or times in accordance with the provisions below.

                  (c) No assignment of the interest of either of the Purchaser or Sellers or their successors shall be binding upon Escrow Agent unless and until written evidence of such assignment in form satisfactory to Escrow Agent shall be filed with and accepted by Escrow Agent.

                  (d) In performing its duties hereunder, Escrow Agent may rely on statements furnished to it by Purchaser, the Company and Sellers, or any other evidence deemed by Escrow Agent to be reliable, and shall be entitled to act on the advice of counsel.

                  (e) If any property held by Escrow Agent hereunder is attached, garnished, or levied upon under the order of any court, or the delivery thereof shall be stayed or enjoined by the order of any court, or if any other order, judgment or decree shall be made or entered by any court any part of such property, Escrow Agent is hereby expressly authorized to obey and comply with all writs, orders or decrees so entered or issued, whether with or without jurisdiction. Escrow Agent shall not be liable to any of the parties hereto or their successors by reason of compliance with any such writ, order or decree notwithstanding such writ, order or decree being subsequently reversed, modified, annulled, set aside or vacated.

                  (f) Escrow Agent may, in its sole and absolute discretion, deposit the Escrow Fund, the Escrow Shares, the Escrow Dividends and the Escrow Income or so much thereof as remains in its hands with the then chief or presiding judge of the United States District Court whose jurisdiction includes either Idaho Falls, Idaho, or Tulsa, Oklahoma, and interplead the parties hereto, and upon so depositing such property and filing its complaint in interpleader, it shall be relieved of all liability under the terms hereof as to the property so deposited and shall be entitled to recover in such interpleader action, from the other parties hereto, its reasonable attorneys' fees and related costs and expenses incurred in commencing and prosecuting such action and furthermore, the parties hereto for themselves their successors and assigns, do hereby submit themselves to the jurisdiction of each said Court and do hereby appoint the then Clerk, or acting Clerk, of each said Court as their agent for the service of all process in connection with such proceedings.

                  (g) Notwithstanding anything herein to the contrary, Escrow Agent shall be under no duty to monitor or enforce compliance by Purchaser or Sellers with any term or provision of the Purchase Agreement or any other agreement between the parties. The parties agree to hold Escrow Agent harmless for actions taken by it in reliance upon statements furnished to it by Purchaser or Sellers.

         14. New Escrow Agent. If Escrow Agent shall decline or cease to act as escrow agent, the parties shall have a period of 30 days to mutually agree upon a successor which successor shall be deemed to be Escrow Agent for all purposes of this Escrow Agreement. If a successor Escrow Agent has not been appointed and has not accepted such appointment by the end of the 30-day period, Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent, and the costs, expenses and reasonable attorneys' fees which Escrow Agent incurs in connection with such a proceeding shall be paid out of the Escrow Funds.

         15. Construction of the Instruments by the Escrow Agent. In accepting the funds deposited pursuant hereto, it is agreed and understood between the parties hereto that the Escrow Agent will not be called upon to construe any contract or instrument in connection herewith and shall be required to act in respect to deposits herein made only as directed herein.

         16.      Notices.

                  (a) All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), commercial (including FedEx) or U.S. Postal Service overnight delivery service or deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

                  If to the Purchaser:

                           Public Service Company of Oklahoma
                           c/o CSW Business Ventures
                           Two West Second Street
                           Tulsa, Oklahoma  74103
                           Attention: David Thomison
                           Telephone: (918) 594-2278
                           Facsimile: (918) 594-3841

                  with a copy to:

                           Doerner, Saunders, Daniel & Anderson
                           320 South Boston, Suite 500
                           Tulsa, OK 74103
                           Attention:  H. Wayne Cooper
                           Telephone: (918) 582-1211
                           Facsimile: (918) 591-5360

                  If to Sellers, addressed to them at the addresses set forth on Schedule A.

                  with a copy to:

                           Egger Betts Austin Ahrens Treacy
                           2300 City Center Bellevue
                           500 108th Avenue N.E.
                           Bellevue, Washington  98004
                           Attention:  Ed Ahrens
                           Tel:     (206) 450-3300
                           Fax:     (206) 450-3310

                           and

                           Moffatt, Thomas, Barrett, Rock & Fields
                           101 South Capitol Boulevard
                           Boise, Idaho  83701
                           Attention:  Paul Street
                           Tel:     208-345-2000
                           Fax:     208-385-5384

                  If to the Escrow Agent:

                           First Union National Bank of Virginia
                           Corporate Trust Administration,
                           901 East Cary Street, 2nd Floor
                           Richmond, Virginia  23219
                           Tel: 804-788-9660
                           Tel: 804-788-9661

                  (b) Notices shall be deemed given upon the earlier to occur of
(i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 4:00 p.m. Mountain Time and, if sent after 4:00 p.m. Mountain Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U..S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

          17. Governing Law. The internal law, and not the law of conflicts, of the State of Idaho shall govern all questions concerning the construction, validity and interpretation of this Agreement, and performance of the obligations imposed by this Agreement.

         18. Jurisdiction and Venue. The parties hereto agree that any action brought by either party with respect to this Agreement shall be brought within the jurisdiction and venue of the courts of the United States of America and the State of Idaho, in Bonneville County, Idaho.

          19.   Counterparts.   This  Agreement  may  be  executed  in  separate
counterparts, by original or facsimile, each of which will be an original and all of which taken together will constitute one and the same agreement.

         20. Successors and Assigns; Binding Effect. This Agreement shall not be assigned any party without the prior written consent of all other parties, except that Purchaser may assign its rights to any entity wholly-owned directly or indirectly by its parent corporation, Central and South West Corporation. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.

         21. Specific Performance. The obligations of the parties hereto (including the Escrow Agent) are unique in that time is of the essence, and any delay in performance hereunder by any party will result in irreparable harm to the other party hereto. Accordingly, either party may seek specific performance and/or injunctive relief before any court of competent jurisdiction in order to enforce this Agreement or to prevent violations of the provisions hereof, and neither party shall object to specific performance or injunctive relief as an appropriate remedy. The Escrow Agent acknowledges its obligations, as well as the obligations of Purchaser and Sellers hereunder, are subject to the equitable remedy of specific performance and/or injunctive relief.

         22. Amendment, Waiver, etc. This Agreement shall not be amended, modified, altered or revoked without the prior written consent of both Purchaser and Sellers; provided that no amendment or modification will be made to Sections 10 through 16 hereof without the written consent of Escrow Agent.

          23. Meaning of Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

          24. Execution of Supplementary Documents. The parties agree, upon the request of any other party, to execute any agreements, documents or instruments consistent with this Escrow Agreement which are necessary to consummate the transactions contemplated in this Escrow Agreement.

          25. Invalid Provision. The invalidity or unenforceability of any particular provision of this Escrow Agreement shall not affect the other provisions of this Escrow Agreement, and
                                                        -7-
this Escrow Agreement shall be construed as if such invalid or unenforceable provision was omitted.

          26. Entire Agreement. This Escrow Agreement and any documents or instruments delivered pursuant to this Escrow Agreement constitute the entire agreement and understanding between the parties and supersede any prior agreement and understanding relating to the subject matter of this Escrow Agreement.

         27. Construction. All parties hereto having participated actively in the negotiation and drafting of this Escrow Agreement, and each party having been represented by counsel, the terms of this Escrow Agreement shall not be construed against, nor more favorably to, any party, regardless of their responsibility for its preparation.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this instrument as of the date first written above.

                                            "Purchaser"

                                            PUBLIC SERVICE COMPANY OF OKLAHOMA



                                            By:

                                            Name:

                                            Title:



                                            "Sellers"




                                            DR. L. J. YBARRONDO

                                            YBARRONDO FAMILY TRUST B


                                            By:
                                            Dr. L. J. Ybarrondo, Trustee

                                            YBARRONDO FAMILY TRUST C-1


                                            By:
                                            Dr. L. J. Ybarrondo, Trustee

                                            YBARRONDO FAMILY TRUST C-2


                                            By:
                                            Dr. L. J. Ybarrondo, Trustee



                                            DR. MARILDA  YBARRONDO

                                            DR. ANA-BELEN YBARRONDO



                                            MICHEL W. YBARRONDO



                                            LOREN A. YBARRONDO


                                            "Escrow Agent"

                                           FIRST UNION NATIONAL BANK OF VIRGINIA


                                            By:

                                            Name:

                                            Title:

                                   SCHEDULE A

                                 List of Sellers

                      Number of      Number of               Aggregate
                      Escrow      Purchased Securities     Purchase Price
Name and Address      Shares        To Be Purchased     for Purchased Securities

Dr. L. J. Ybarrondo    300,000       70,000 Class A
                                    230,000 Class B
                                    300,000 Class A and B       $1,800,000

Ybarrondo Family
Trust B

Ybarrondo Family
Trust C-1

Ybarrondo Family

Trust C-2              206,000       206,000 Class B             1,236,000

Dr. Marilda Ybarrondo

Dr. Ana-Belen Ybarrondo

Michel W. Ybarrondo

Loren A. Ybarrondo


The address for notice purposes for each Seller is:

         Dr. L. J. Ybarrondo
         c/o SCIENTECH, Inc.
         1690 International Way
         Idaho Falls, Idaho 83404